AMENDMENT NO. 1 TO MEMORANDUM OF UNDERSTANDING

THIS AMENDMENT NO. 1 TO MEMORANDUM OF UNDERSTANDING (this “Amendment”) is made and entered into as of the 31 day of July, 2017 by and among MAGELLAN GOLD CORPORATION, a Nevada corporation or a wholly-owned entity to be formed and organized for the purpose of being the party to the MOU as defined below ("Magellan"), and ROSE PETROLEUM, plc and its wholly-owned subsidiary MINERALES VANE S.A. de C.V. (“VANE”) (collectively “Rose”).  Magellan and Rose may each be referred to as a “Party” and together the “Parties.

W I T N E S S E T H:

WHEREAS, Magellan and Rose entered into a Memorandum of Understanding dated March 3, 2017 (the “MOU”); and

WHEREAS, Magellan and Rose desire to modify and amend the MOU in the manner set forth below;

NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Magellan and Rose agree that the MOU shall be modified and amended in the following respects.

Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the MOU.

1.Rose and Magellan agree that Section 4 of the MOU is hereby deleted and replaced in its entirety by the following:

“4.Purchase Price.   The Purchase Price for the Assets shall be US$1.5 million (“Purchase Price”), payable $1.0 million in cash and $500,000 in restricted shares of Magellan common stock valued at the lower of (i) the 30 day VWAP immediately preceding the Closing Date or (ii) the price per share of common stock or common stock equivalent paid in the most recently completed arm’s length equity investment by a non-affiliated investor occurring after the date of this Amendment.”

2.Rose and Magellan agree that Section 5 of the MOU is hereby deleted and replaced in its entirety by the following:

“5.Option. Upon the execution of this Amendment, Rose shall be deemed to have granted Magellan an exclusive option (“Option”) exercisable for a period commencing the date of this Amendment and terminating on August 15, 2017 (the “Option Period”). Magellan shall have the right to extend the Option Period until the earlier of (i) the consummation of a definitive Stock Purchase Agreement (“SPA”) covering the sale of the outstanding equity of VANE following its restructuring to include the split-off of all assets and operations not related to the SDA Mill (“Vane Restructure””) or (ii) the Transaction is abandoned by the Parties (the “Option Extension Period”) provided that on or before August 15, 2017, Magellan provides Rose

(a) executed irrevocable bridge loan commitments representing an aggregate of not less than $900,000 in commitments available to fund the Transaction (the “Commitments”) conditional only on the consummation of the SPA and (b) bank statements or other evidence that sufficient funds are on deposit to support such Commitments. Rose acknowledges receipt of the $100,000 Option Extension Payment paid on May 31, 2017 and agrees that it shall be credited against the Purchase Price at closing.  If the closing does not occur due to Rose’s failure to secure shareholder approval for closing to occur, then the Option Extension Payment shall be returned to Magellan by Rose either in cash or in shares of Rose common stock valued at the lower of (i) the 30 day VWAP immediately preceding the Closing Date or (ii) the price per share of common stock or common stock equivalent paid in the most recently completed arm’s length equity investment by a non-affiliated investor occurring after the date of this Amendment, at Roses option.

3.On or before August 4, 2017, Magellan shall reimburse Rose for the Mill employee holding costs set forth on Schedule A hereto for the month of August 2017 and shall reimburse Rose for the Mill maintenance costs set forth on Schedule B hereto for the month of August 2017.  On or before September 1, 2017, Magellan shall reimburse Rose for the employee holding and maintenance costs for the SDA Mill for the month of September 2017.  In the event Rose reopens the SDA Mill during the Option Extension Period, the reimbursements provided for in this paragraph 3 shall terminate.

4.At the Closing of the SPA, Magellan shall pay Rose the amount of $17,000 representing reimbursement of certain of Rose’s employee holding costs for the months of June and July 2017

5.Section 9(h) of the MOU is hereby deleted.

All other terms and conditions set forth in the MOU shall remain in full force and effect.

MAGELLAN GOLD CORPORATION

July 31, 2017______________By:__/s/ W. Pierce Carson_____________

Date      W. Pierce Carson, President

ROSE PETROLEUM, plc

July 31, 2017______________By:__/s/ Matthew Idiens________________

Date     Matthew Idiens, Managing Director

MINERALES VANE S.A. de C.V.

July 31, 2017_______________By:__/s/ Matthew Idiens_______________

Date      Matthew Idiens,  Director